The following Amendment is similar in all material respects to Amendments with Messrs. Berube, Cromer, Gannon, and Neill.

The Amendment adds the following language to your agreement after subparagraph (b) on page 4:

     (c) Your Awards of Dividend Equivalents which are outstanding at the date of termination of your employment will be accelerated and be payable to you as follows:

          (i) Actual annual performance will be calculated to the end of the calendar year (s) prior to the date of termination of your employment;

          (ii) Performance for the years remaining in an Award Period which end after the date of termination of your employment will be deemed to be sufficient such that 100% of all the performance measures would have been achieved; and

          (iii) Payout will be made no later than 60 days from the date of termination of employment by calculating the amount due using the above assumptions in the methodology prescribed in the Dividend Equivalent Award.

The following Amendment is similar in all material respects to an Amendment with Messrs. Murphy.

The Amendment adds the following language to your agreement after subparagraph (b) on page 4:

          (c) The restrictions on your Award of Restricted Stock which is outstanding at the date of termination of your employment will be removed and unrestricted stock issued to you as follows:

          (i) Performance for the years remaining in an Award Period which end after the date of termination of your employment will be deemed to be sufficient such that 100% of all the performance measures would have been achieved; and

          (ii) Unrestricted stock will be issued no later than 60 days from the date of termination of employment by calculating the amount due using the above assumptions and the methodology prescribed in the Restricted Stock Award.

These Amendments are effective October 1, 1994.